                                                FILED PURSUANT TO RULE 424(b)(3)
                                            REGISTRATION STATEMENT NO. 333-18489

                SUPPLEMENT TO PROSPECTUS DATED APRIL 15, 1997 OF
                            NEXAR TECHNOLOGIES, INC.
                                (THE "COMPANY")
                  PRELIMINARY UNAUDITED FINANCIAL INFORMATION
                         FOR THE SECOND QUARTER OF 1997

     The preliminary selected unaudited financial information of the Company presented below is derived from (a) the preliminary unaudited operating results of the Company for the quarter ended June 30, 1997 and (b) the unaudited operating results of the Company for the quarter ended June 30, 1996. The financial information set forth below should be read in conjunction with the audited consolidated financial statements, related notes, other financial information and Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company appearing in the Company's Prospectus dated April 15, 1997 as previously supplemented by Prospectus dated May 14, 1997. In the opinion of management of the Company, the following financial information has been prepared on the same basis as the audited consolidated financial statements of the Company and contains all necessary adjustments (consisting of normal recurring adjustments) to present fairly the financial information for the periods presented. In view of the Company's recent growth and other factors, the Company believes that quarter to quarter comparisons are not necessarily meaningful and should not be relied upon as an indication of future performance.

                                                Three Months Ended
                                                -------------------
CONSOLIDATED STATEMENTS OF OPERATIONS:

                                             June 30, 1997     June 30, 1996
                                             ----------------  --------------
Net revenues                                     $ 9,171,580     $ 2,033,811
Cost of revenues                                   8,514,591       1,798,229
                                                 -----------     -----------
  Gross profit                                       656,989         235,582
Total operating expenses                           3,385,120       2,415,737

Net loss                                         $(2,640,732)    $(2,180,155)
                                                 ===========     ===========
Pro forma net loss per common and
  common equivalent share
  outstanding (1):                                     $(.32)          $(.26)
                                                       =====           =====

-----------
(1) Computed on the basis described in Note 3(b) of Notes to Consolidated Financial Statements of the Company included in its Prospectus dated April 15, 1997.

                     THIS SUPPLEMENT IS DATED JULY 25, 1997